Exhibit 99.1

Solana Company Reports First Quarter 2026 Financial Results

NEWTOWN, Pa., May 15, 2026 (GLOBE NEWSWIRE) -- Solana Company (NASDAQ: HSDT) (the “Company” or “HSDT”), a publicly listed company, today announced results for the quarter ended March 31, 2026.

First Quarter Recent Business Updates

●	Generated $3.6 million in revenue in the first quarter of 2026, with the increase primarily driven by the Company’s SOL earning staking yield
●	Executed approximately $3.5 million in share repurchases during the quarter under the Company's repurchase program
●	Advanced the Pacific Backbone validator infrastructure initiative through strategic partnership with Jito to accelerate staking infrastructure development and MEV capture capabilities
●	Continued collaboration with Anchorage Digital and Kamino for institutional-grade staking and lending against natively staked SOL
●	Appointed Madelene Gani as Chief Operating Officer and Deputy Chief Financial Officer on April 6, 2026, bringing deep financial and operational expertise from hyper-growth Web3 companies

"Despite the volatility in digital asset markets during the quarter, we remain focused on the fundamentals: growing our SOL per share through disciplined capital allocation, generating consistent staking yield, and building out the diversified revenue streams that we believe will drive long-term value creation," said Joseph Chee, Executive Chairman at Solana Company. "We are not simply holding digital assets; we are building an operating business with recurring revenue streams that leverage our institutional-grade infrastructure and our position as a strategic partner to the Solana Foundation."

Cosmo Jiang, General Partner at Pantera Capital and board director at Solana Company said, "The first quarter demonstrated the resilience of our digital asset treasury strategy. Our average net staking yield reflects the institutional-grade infrastructure and active management approach that Pantera applies across its broader digital asset portfolio. We remain committed to capital allocation strategies that are accretive on a SOL per share basis."

First Quarter 2026 Financial Results

First quarter revenue was $3.6 million, consisting primarily of $3.4 million in staking rewards income and $0.2 million in other revenue. This represents significant growth from the $49,000 in revenue reported in the first quarter of 2025, which did not include staking revenue generated through the Company’s digital asset treasury strategy.

Cost of revenue for the first quarter was $0.2 million, resulting in a gross profit of $3.4 million compared to a gross loss of $72,000 in the prior-year period.

General and administrative expenses for the first quarter of 2026 were $5.2 million, compared to $3.9 million in the first quarter of 2025, reflecting the expansion of operations associated with the Company's digital asset treasury strategy.

Total operating expenses for the first quarter of 2026 were $103.1 million, compared to $3.9 million in the prior-year period. Operating expenses included non-cash charges of $89.2 million for unrealized loss on digital assets and digital assets receivable, $7.0 million for realized loss on digital assets related to strategic sales executed as part of the Company's capital allocation program, and $1.7 million for unrealized loss on digital assets fund investment.

The resulting loss from operations was $99.6 million compared to a loss of $4.0 million for the prior-year period.

Nonoperating expense for the quarter was $0.2 million, compared to nonoperating income of $0.2 million in the prior-year period.

Reported net loss for the first quarter of 2026 was $99.8 million, or a loss of $1.30 per basic and diluted common share, compared to a net loss of $3.8 million, or a loss of $382.29 per basic and diluted common share, in the prior-year period.

Cash and Liquidity

At March 31, 2026, cash and cash equivalents totaled $4.4 million and digital assets and digital asset exposure at fair value totaled $193.8 million, including $21.0 million in current digital assets, $127.6 million in long-term digital assets, $23.6 million in restricted digital assets, $18.3 million in digital assets receivable, and $3.3 million in digital assets fund investment. Common shares issued totaled 56.6 million with 55.0 million outstanding as of March 31, 2026, net of treasury stock.

Conference Call

Management will host a conference call to discuss the results and provide an expanded business update as follows:

Date:	Friday, May 15, 2026
Time:	4:30 p.m. Eastern Time
Webcast:	Click here
Participant call link:	Click here (register to receive unique PIN and dial-in number)

The webcast will be archived under the News & Events section of the Company’s investor relations website.

About Solana Company

Solana Company (NASDAQ: HSDT) is a listed digital asset treasury dedicated to acquiring SOL and focused on maximizing SOL per share by leveraging capital markets opportunities and on-chain activity, Solana Company offers public market investors optimal exposure to Solana’s secular growth. https://www.solanacompany.co/

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of such terms or other comparable terminology. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those expressed or implied by such statements. Forward-looking statements may include, among others, statements in relation to the expected benefits and implementation of the Company’s digital asset treasury strategy and the Company’s future growth and operational progress.

These forward-looking statements are based on current expectations, estimates, assumptions, and projections, and involve known and unknown risks, uncertainties, and other factors-many of which are beyond the Company’s control-that may cause actual results, performance, or achievements to differ materially from those expressed or implied by such statements. Important factors that may affect actual results include, among others, capital requirements to achieve the Company’s business objectives; expected benefits and implementation of the Company’s digital asset treasury strategy, expected staking, yield and broader opportunities across the Solana ecosystem; the Company’s expected token treasury growth, the impact on the Company of global macroeconomic conditions including risks related to logistics challenges, labor shortages, disruptions in the banking system and financial markets; high levels of inflation and high interest rates on the Company’s ability to operate its business and access capital markets; the success of the Company’s business plan; the Company’s operating costs and use of cash; the Company’s ability to achieve significant revenues; and other risks and uncertainties described under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and in other subsequent filings with the SEC, including its upcoming Quarterly Report on Form 10-Q for the quarter ended March 31, 2026. These filings are available at www.sec.gov. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Media Contacts:

Solana Company

ir@solanacompany.co

Solana Company

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$4,395	$7,282
Digital assets	21,000	21,000
Prepaid expenses and other current assets	2,443	2,873
Total current assets	27,838	31,155
Digital assets	127,587	196,724
Digital assets, restricted	23,564	39,219
Digital assets receivable	18,347	31,139
Digital assets fund investment	3,304	5,617
Other long-term assets	68	75
Total assets	$200,708	$303,929
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,003	1,890
Accrued and other current liabilities	808	1,126
Total current liabilities	2,811	3,016
Stockholders' equity
Class A common stock, $0.001 par value; 800,000,000 shares authorized; 56,565,079 shares issued and 54,961,108 outstanding and 43,744,207 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	57	44
Additional paid-in capital	513,796	513,719
Treasury stock, at cost	(3,524)	—
Accumulated deficit	(312,388)	(212,589)
Accumulated other comprehensive loss	(44)	(261)
Total stockholders' equity	197,897	300,913
Total liabilities and stockholders' equity	$200,708	$303,929

Solana Company

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2026	2025
Revenue
Staking revenue	$3,417	$—
Other revenue	204	49
Total revenue	3,621	49
Cost of revenue	180	121
Gross profit (loss)	3,441	(72)
Operating expenses
General and administrative expenses	5,189	3,939
Unrealized loss on digital assets and digital assets receivable	89,198	—
Realized loss on digital assets	6,987	—
Unrealized loss on digital assets fund investment	1,685	—
Total operating expenses	103,059	3,939
Loss from operations	(99,618)	(4,011)
Nonoperating income
Change in fair value of derivative liability	—	109
Other (expense) income	(181)	64
Nonoperating income, net	(181)	173
Loss before provision for income taxes	(99,799)	(3,838)
Provision for income taxes	—	—
Net loss	(99,799)	(3,838)
Other comprehensive loss
Foreign currency translation adjustments	217	(51)
Comprehensive loss	$(99,582)	$(3,889)
Loss per share
Basic and diluted	$(1.30)	$(382.29)
Weighted average number of common shares outstanding
Basic and diluted	76,736,156	10,039